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                                                                   EXHIBIT 10.14
                              EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT ("Agreement"), is dated and effective as of January 1, 1997, by and between INTERVISUAL BOOKS, INC., a California corporation (the "Company"), and LAURIE SALE (the "Employee").

                              W I T N E S S E T H

                 WHEREAS, the Company desires to retain the services of Employee as its Vice President, Publishing Operations; and

                 WHEREAS, Employee desires to provide her services to the Company, on the terms and conditions set forth herein:

                 NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

                 1. Employment and Term. The Company hereby retains the Employee as its Vice President, Publishing Operations for a term commencing January 1, 1997, and continuing to and ending on December 31, 1998, unless this Agreement is sooner terminated as set forth herein. This Agreement shall be renewed thereafter for one additional two year term ending on December 31, 2000 (subject to sooner





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termination as set forth herein), unless either party shall deliver written notice to the other party in accordance with Section 9 hereof of its intention not to so renew no later than October 31, 1998.

                 2. Position and Duties. Employee agrees to be available to serve as its Vice President, Publishing Operations and the Company agrees to retain her as such for the term of this Agreement and any renewal hereof.


                 In addition to service as its Vice President, Publishing Operations, Employee may also possess such other titles and serve in such other capacities commensurate with her position with the Company as the Company and Employee shall from time to time mutually agree. Employee shall render such services and have such duties and responsibilities as may be assigned to her form time to time by the Company consistent with such positions. Employee shall report directly to the President of the Company. Employee's performance will be reviewed, approximately every six months upon written request from Employee to the Company's President, by the President and the Chairman of the Board of the Company in accordance with the Company's policies and procedures. Employee shall devote her full working time, attention and energy to the business of the Company and agrees to perform faithfully and diligently such duties and responsibilities as may be assigned to her to the best of her ability. The Company acknowledges and the





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Employee agrees that Employee may not serve as a consultant or in any other capacity for any other business during the term of this Agreement without prior written consent of the President or the Chairman of the Board.

                 3.       Compensation, Expenses, etc.

                 3.1 For the services to be rendered by the Employee hereunder, the Company shall pay to her a salary at the rate of $100,000 per annum payable semi-monthly in accordance with the regular payroll schedule of the Company.

                 3.2 For the calendar year ended December 31, 1997, and each subsequent year thereafter, during the term of this Agreement, Employee shall earn a bonus based upon any bonus plan then in effect that is generally applicable to officers of the Company, as determined by the Compensation Committee of the Company's Board of Directors.

                 3.3 The Company shall pay or reimburse the Employee for all approved out-of-pocket business expenses, in accordance with the Company's reimbursement policy, reasonably incurred by her in performing her services to the Company during the term of this Agreement.

                 3.4 During the term of this Agreement, the Company shall pay the Employee an automobile allowance in the amount of $600 per month, on or about the last day of each month, provided that the Employee maintains all necessary records as required by the Company and the Internal Revenue Service. The Employee shall be responsible





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for all costs and expenses incurred in connection with the maintenance and operation of such automobile, including but not limited to required insurance.

                 3.5 Employee shall be entitled to fifteen (15) business days paid vacation and six (6) business days paid sick leave each year during the term of this Agreement in accordance with the Company's policies. Any accrued but unused vacation days and sick leave for a given year will be carried over into the next year of this Agreement pursuant to the Company's written policy for officers. Upon termination of this Agreement, the Company shall pay Employee for unused vacation days and sick leave accrued through the date of termination in accordance with the Company's policies.

                 3.6 As of December 12, 1996, Employee was granted options to acquire 30,000 shares of the Company's common stock under a Company Incentive Stock Option Plan (the "Stock Option Plan"). The terms of such options shall be governed by the Stock Option Plan and the agreement entered into pursuant thereto.

                 3.7 During the term of this Agreement, the Employee and Employee's spouse shall have the right to participate in group insurance and other employee benefit plans now in effect or hereafter established by the Company for the benefit of the class of employees of which Employee would be a member for so long as any such plan is maintained





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in effect for the benefit of such class, with the participation or share of
Employee and Employee's spouse therein being determined by the provisions and requirements of the respective plan and the applicable Company policy. The Company hereby agrees to waive its standard ninety (90) day waiting period for Employee and Employee's spouse to be eligible to participate in its health insurance program (but Employee must still satisfy the insurance company's requirements pertaining to insurability). Employee shall be entitled to participate in the Company's 401(k) Plan from and after January 1, 1998, and continuing during the term of this Agreement for such time that the Company's 401(k) Plan remains in effect. The Company agrees to pay $2,400 to Employee in December 1997.

                 4.       Termination.

                 4.1 This Agreement shall terminate and the Company shall have no further obligation or liability to Employee, except for the Minimum Payments (as hereinafter defined), upon the occurrence of any of the following events: (a) the death of Employee; (b) the incapacity or disability of Employee which renders her unable to perform substantially all of the services contemplated by this Agreement for a continuous period of ninety (90) days; or
(c) the mutual agreement of the parties to this Agreement.

                 4.2 This Agreement may be terminated by the Company prior to the date specified in Section 1 hereof





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without further obligation or liability to Employee, except for the Minimum
Payments, upon the occurrence of one or more of the following events: (a) the commission of an act of fraud, dishonesty or embezzlement by Employee; (b) the willful neglect by Employee in the performance of the services contemplated by this Agreement in such manner as to provide reasonable cause for terminating her services, such performance to be determined by the Company's Board of Directors; or (c) the breach by the Employee of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for the Company to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to subclauses (b) or (c) of this Section 4.2, the Company shall have given thirty (30) days written notice to the Employee, and the Employee shall have failed to fully cure or correct such neglect or breach within the thirty (30) days immediately following such notice.

                 4.3 This Agreement may be terminated by the Employee prior to the date specified in Section 1 hereof on thirty (30) days written notice of termination to the Company if the Company breaches any of its covenants or obligations under this Agreement and such breach provides reasonable cause for the Employee to terminate this Agreement.





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                 4.4      In addition to the circumstances under which this
Agreement may be terminated by the Employee pursuant to Section 4.3, the Employee may terminate this Agreement at any time, without cause, upon thirty
(30) days written notice of termination to the Company, in which event the Company shall have no further obligation or liability to Employee except for the Minimum Payments.

                 4.5 In addition to the circumstances under which this Agreement may be terminated by the Company pursuant to Section 4.2, the Company may terminate this Agreement at any time, without cause, upon thirty (30) days written notice of termination to the Employee; provided, however, that if the Company terminates this Agreement pursuant to this Section 4.5, then the Employee shall become entitled to (a) receive the Minimum Payments, (b) receive severance pay in an amount equal to six (6) months salary payable at the salary rate then in effect and at the times as such compensation would have been payable to the Employee pursuant to Section 3.1 hereof had this Agreement not been terminated, and (c) receive a prorated portion of the bonus that would have been due to Employee in accordance with Section 3.2 for the calendar year during which such termination occurs. The proration of Employee's bonus shall be based on the number of days of the calendar year elapsed prior to the termination date using a 365-day year, and any such payment





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of a prorated bonus shall be made at the time and in the manner set forth in
Section 3.2.

                 4.6 If this Agreement is terminated pursuant to any of the provisions of this Section 4, the Company shall pay to Employee (a) the portion of Employee's salary as set forth in Section 3.1 which has been earned up to the date of termination, (b) reimbursement for business expenses pursuant to Section 3.3 incurred up to the date of termination, and (c) compensation for any accrued and unused vacation pursuant to Section 3.5 up to the date of termination (collectively, the "Minimum Payments").

                 4.7 Notwithstanding any termination of the Employee's services hereunder, all of the covenants of the Employee contained in Sections 5 and 6 shall continue in full force and effect in accordance with their respective terms.

                 5. Confidential Information. The Employee acknowledges that, in the course of the performance of her services hereunder, she may become acquainted with confidential information regarding the Company (and companies controlled, owned or operated by the Company) and their business, operations, finances, personnel, accounts, customers and suppliers. This information may include information relating to persons, firms, corporations and other entities which are or become suppliers or customers of the Company (or a company controlled, owned or operated by





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the Company).  The Employee will not, either during the term of this Agreement or thereafter, without the prior express written consent of the Company, disclose or make any use of such confidential information except as may be required in the course of the performance of her services under this Agreement. As used in this Section 5, the term "confidential information" does not include information that (a) becomes or is generally available to the public other than as a result of a disclosure by Employee; (b) was available to Employee on a non-confidential basis prior to its disclosure by Company to Employee; or (c) becomes available to Employee on a non-confidential basis from a source other than Company who is not known to Employee to be bound by a confidentiality agreement with Company.

                 By execution of this Agreement, Employee agrees and acknowledges that she shall be bound by all of the terms of the Company's Proprietary Information Agreement. Employee has reviewed such Proprietary Information Agreement and agrees that any breach by Employee of any term or covenant contained therein shall constitute a breach by Employee of this Agreement.

                 6. Protection of Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company (or any company controlled, owned or operated by the Company), used on their behalf or





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generated or obtained during the course of the performance of the Employee's services hereunder, shall be and remain the property of the Company (or any company controlled, owned or operated by the Company, as the case may be). The Employee shall be a holder thereof for the sole use and benefit of the Company (or any company controlled, owned or operated by the Company), and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company (or any company controlled, owned or operated by the Company, as the case may be). The Employee acknowledges that this property is not readily accessible to the Company's competitors. Upon termination of this Agreement hereunder, the Employee shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in the Employee's possession or control.

                 7. Specific Performance. In the event of the breach by Employee of any of the provisions of paragraphs 5 or 6, the Company, in addition and supplementary to all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

                 8. Assignment. Neither the rights nor obligations under this Agreement may be assigned,





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transferred, pledged or hypothecated by any party hereto, except that this
Agreement shall be binding upon and inure to the benefit of any successor of the Company, whether by merger, purchase or otherwise and the Company may assign this Agreement to any subsidiary or affiliate of the Company.

                 9. Notices. Any notices required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid, to the following address:

                 If to the Company:

                                        Intervisual Books, Inc.
                                        2716 Ocean Park Blvd., #2020
                                        Santa Monica, CA 90405
                                        Attention:  President



                 If to Employee:



                                        At the address on the Company's
                                        records.



Any party may change the address to which notices are to be sent to it or her by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

                 10. Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the





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other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

                 11. Severability. If any one or more covenants, agreements or provisions herein contained shall be held or determined for any reason whatsoever to be invalid or unenforceable, either in whole or in part, then such covenants, agreements or provisions, or portion thereof, shall be null and void and shall be deemed separable from the remaining covenants, agreements or provisions hereof and shall in no way affect the validity of any of the other provisions hereof.

                 12. Attorneys' Fees. The prevailing party in any arbitration or litigation concerning the enforcement or interpretation of this Agreement shall be entitled to recover reasonable costs and attorneys' fees.

                 13. Arbitration. The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if any party has a dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or





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pension plan or insurance policy specifies a different claims procedure) and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers' compensation benefits), and the parties are unable to reach agreement among themselves, then a settlement conference must be held within thirty (30) days upon receipt of a notice by the complaining party describing in detail the complaint and setting forth a proposed solution to the complaint. The settlement conference will be held in any Los Angeles office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The complaining party must contact JAMS to schedule the conference and the parties must agree on a retired judge from the JAMS panel. If the parties are unable to agree upon such a retired judge, JAMS shall provide a list of three available judges and each party may strike one judge. The remaining judge will serve as the mediator at the settlement conference.

                          If the dispute is not settled by the above-described
format, the parties agree to submit the dispute to JAMS for binding arbitration. A three-judge panel will be selected to arbitrate the dispute. JAMS will provide the names of five potential arbitrators, giving each party the opportunity to strike one name. The remaining three arbitrators will serve as the arbitration panel. The parties agree that the arbitration must be initiated within





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six months after the claimed breach occurred and that failure to initiate arbitration within the six-month period constitutes an absolute bar from the institution of any new proceedings. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement provided by JAMS, setting forth the rights of the parties if the case is arbitrated and rules and procedures to be followed at the arbitration hearing.

                          The parties hereto agree that arbitration in
accordance with this Section 13 shall be the sole and exclusive remedy for any dispute arising hereunder or otherwise. Notwithstanding the foregoing, nothing contained in this Section 13 shall prevent the Company from seeking and obtaining equitable relief in a court to enforce any of its rights under Sections 5 or 6 hereof or under the Company's Proprietary Information Agreement.

                 14. Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the





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tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

                 15. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                        INTERVISUAL BOOKS, INC.


                                        By:___________________________
                                           Waldo H. Hunt,
                                           Chairman of the Board and
                                           Chief Executive Officer





                                        EMPLOYEE





                                        ______________________________
                                        Laurie Sale





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